Exhibit 3.1

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF INTERCEPT, INC.

        In accordance with Sections 14-2-602 and 14-2-1006 of the Georgia Business Corporation Code (the “Code”), INTERCEPT, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

1.	The name of the Corporation is InterCept, Inc.

2.	The Amended and Restated Articles of Incorporation of the Corporation are hereby amended to provide for the establishment and designation of a new “Series B Preferred Stock” which shall have the terms, preferences, limitations and relative rights set forth on Exhibit A attached hereto and made a part hereof.

3.	The Corporation’s Board of Directors duly adopted a resolution containing the amendment on June 21, 2004.

4.	Such amendment was duly adopted by the Board of Directors and shareholder action was not required, pursuant to the authority granted in Article Two of the Corporation’s Articles of Incorporation and Section 14-2-602 of the Code.

        IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by the undersigned duly authorized officer, this 23rd day of June, 2004.

INTERCEPT, INC.

By: /s/ G. Lynn Boggs Name: G. Lynn Boggs Its: President and COO

EXHIBIT A

DESIGNATIONS OF PREFERENCES, LIMITATIONS,
AND RELATIVE RIGHTS OF SERIES B
PREFERRED STOCK OF
INTERCEPT, INC.

                 SECTION 1.     DESIGNATION OF AMOUNT; RANKING.

                Of the 1,000,000 authorized shares of Preferred Stock, no par value, 100,000 shall be a series designated as Series B Preferred Stock (hereinafter referred to as “Series B Preferred”). The Series B Preferred shall be deemed to have an original purchase price of $100.00 per share (as appropriately adjusted to reflect any stock split, combination, reclassification or reorganization of the Series B Preferred, the “Series B Original Price”). With respect to liquidation rights and redemption rights as provided for in the Corporation’s Amended and Restated Articles of Incorporation, as amended (including this Amendment, the “Restated Articles”), the Series B Preferred shall rank senior to all Junior Stock.

                 SECTION 2.     REDUCTION OF AUTHORIZED SHARES.

                The number of Series B Shares may be reduced or eliminated by the Board or a duly-authorized committee thereof in compliance with the Georgia Business Corporation Code and the terms hereof; provided, however, that no decrease shall reduce the number of shares of any such series to less than the sum of the number of shares of such series then issued and outstanding, plus the number of shares of such series issuable pursuant to rights or warrants then outstanding to subscribe for or purchase shares of such series, plus the number of shares of such series issuable upon the exercise of any options then outstanding to purchase shares of such series, plus shares of such series issuable upon exercise, conversion or exchange of any securities then outstanding that are exercisable, convertible or exchangeable for shares of such series.

                   SECTION 3.     CERTAIN DEFINITIONS.

                  For purposes of this Amendment, the following definitions shall apply:

                “Amendment means this Designation of Preferences, Limitations, and Relative Rights of Series B Preferred Stock of InterCept, Inc.

                “Board” means the Board of Directors of the Corporation.

                “Business Day” means any day excluding Saturday, Sunday and any day which shall be, in the State of Georgia, a legal holiday or a day on which banking institutions in the State of Georgia are authorized by law to close.

                “Change of Shares” has the meaning assigned to such term in Section 8(e)(ii) hereof.

                “Closing Bid Price” of any security, for each trading day, means the price at which such security was last exchanged on the Stock Market during such trading day, or, if there were no transactions on such trading day, the average of the reported closing bid and asked prices, regular way, of such security on the relevant Stock Market on such trading day or if there is no closing bid price, the last sale price of such security, regular way.

                “Common Holders” means the holders of Common Stock.

                “Common Shares” means the shares of Common Stock.

                “Common Stock” means the common stock, no par value, of the Corporation.

                “Convertible Securities” has the meaning assigned to such term in Section 8(e)(vi)(C) hereof.

                “Corporation” means InterCept, Inc., a corporation organized and existing under the laws of the State of Georgia.

                “Dilutive Issuance” has the meaning assigned to such term in Section 8(e)(ii) hereof.

                “Fair Market Value” of any asset (including any security) means the fair market value thereof as mutually determined by the Corporation and a Series B Majority, except that (i) the Fair Market Value of cash is its face amount and (ii) the Fair Market Value of any marketable securities equals the average Closing Bid Price of such securities for the fifteen trading days immediately prior to the date of determination of the Fair Market Value of such marketable securities. If the Corporation and a Series B Majority are unable to reach agreement on any valuation of property or securities, such valuation shall be submitted to, and determined by, a nationally recognized independent investment bank selected by the Board and a Series B Majority (or, if such selection cannot be agreed upon promptly, or in any event within ten days, then such valuation shall be made by a nationally recognized independent investment banking firm selected by the American Arbitration Association in New York City in accordance with its rules), the costs of which valuation shall be paid for by the Corporation.

                “Junior Stock” means any class or series of equity securities of the Corporation now existing or hereafter created, including, without limitation, the Common Stock, which by the terms of creation of such class or series ranks junior to the Series B Preferred with respect to liquidation rights and/or redemption rights.

                “Issuance Date” means the date of original issuance of the Series B Preferred.

                “Liquidation” means any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

                “Notice” has the meaning assigned to such term in Section 8(f) hereof.

                “Permitted Transaction” has the meaning assigned to such term in Section 7(b) hereof.

                “Person” means any natural person and any corporation, partnership, joint venture, limited liability company or any other entity, organization or association.

                “Registered Holders” means, at any time, the holders of record of Series B Preferred.

                “Sale Event” means (i) any merger, consolidation, combination, reorganization or other similar transaction or series of related transactions pursuant to which any Person or group of related Persons (as the term “group” is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) obtains control of securities of the Corporation constituting in excess of 50% of the voting power of the Corporation, or (ii) the sale or license of all or substantially all of the assets of the Corporation.

                “Securities Act” means the Securities Act of 1933, as amended.

                “Series B Conversion Price” has the meaning assigned to such term in Section 8(c)(i) hereof.

                “Series B Holders” means the holders of Series B Shares.

                “Series B Liquidation Amount” has the meaning assigned to such term in Section 5(a) hereof.

                “Series B Majority” means Series B Holders that own more than 50% of the outstanding Series B Shares.

                “Series B Original Price” has the meaning assigned to such term in Section 1 hereof.

                “Series B Preferred” has the meaning assigned to such term in Section 1 hereof.

                “Series B Shares” means shares of Series B Preferred.

                “Stock Market” means, with respect to any security, the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, shall mean The Nasdaq National Market System or The Nasdaq SmallCap Market or, if such security is not quoted on Nasdaq, shall mean the OTC Bulletin Board or, if such security is not quoted on the OTC Bulletin Board, shall mean the over-the-counter market as furnished by any NASD member firm selected from time to time by the Corporation for that purpose.

                “Subsidiary” means any corporation, limited liability company or other entity, a majority of the voting stock or interests of which is, at the time as of which any determination is being made, owned by the Corporation either directly or through one or more Subsidiaries.

                “Voting Stock” means any shares of capital stock of the Corporation having general voting power in electing the Board (irrespective of whether or not at the time stock of any other class or classes has or might have voting power by reason of the occurrence of any contingency). Without limitation of any such shares that might constitute Voting Stock, the Common Stock and the Series B Preferred are Voting Stock.

                  SECTION 4.     DIVIDENDS

                If the Corporation shall at any time pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) or on any shares of Junior Stock that are convertible into Common Stock, it shall, at the same time, pay to each Series B Holder a dividend equal to the dividend that would have been payable to such holder if the Series B Shares held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividend (irrespective of whether the Series B Shares were actually convertible as of such date). Other than the foregoing, the Series B Preferred shall not be entitled to any dividend rights.

                  SECTION 5.     LIQUIDATION; SALE EVENT.

                In the event of any Liquidation or Sale Event, distributions to the shareholders of the Corporation out of assets of the Corporation legally available for distribution to its shareholders (whether from capital or surplus) shall be made in the following manner:

                  (a)   The Series B Holders shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Junior Stock, an amount (in the aggregate, the “Series B Liquidation Amount”) per share equal to the Series B Original Price. If the assets of the Corporation legally available for distribution to its shareholders are insufficient to permit the payment to the Series B Holders of the aggregate Series B Liquidation Amount, then the entire assets of the Corporation legally available for distribution to its shareholders shall be distributed ratably among the Series B Holders according to the Series B Liquidation Amount payable to each such holder.

                  (b)   Following payment in full of the Series B Liquidation Amount as aforesaid, the remaining assets of the Corporation available for distribution to its shareholders shall be distributed among the holders of Junior Stock in the manner set forth in the Restated Articles.

                  (c)   For purposes of this Section 5, if any assets distributed to shareholders upon a Liquidation or Sale Event consist of property other than cash, the amount of such distribution shall be deemed to be the Fair Market Value thereof at the time of such distribution.

                  SECTION 6.     VOTING RIGHTS.

                  Series B Holders shall have full voting rights and powers equal to the voting rights and powers of the Common Holders, and shall be entitled to vote, together with the Common Holders, on any and all matters upon which the Common Holders have the right to vote. Except as otherwise expressly provided herein, the Series B Holders shall be entitled to the number of votes equal to the largest number of full Common Shares into which the Series B Shares held by such holder could be converted, assuming for this purpose that the Series B Shares are converted (regardless of whether the conversion right has yet matured), on the record date for the determination of the shareholders entitled to vote on such matters or, if no record date is established, on the date such vote is taken. Except as expressly provided in this Amendment, or as required by law, the holders of Voting Stock shall vote together, and not as separate classes, on any matter submitted to the shareholders of the Corporation for a vote.

                  SECTION 7.     RESTRICTIONS AND LIMITATIONS.

                  (a)      The Corporation shall not, and shall not permit any Subsidiary to, without the prior written consent of a Series B Majority:

                      (i)      Take any action that alters, changes or adversely affects any rights, privileges or protections of the Series B Preferred, whether by amendment of the Restated Articles, merger or otherwise (excluding, however, any action taken pursuant to – and effective only upon the closing of – a Permitted Transaction); or

                      (ii)      Authorize, designate, create or issue (whether by amendment of the Restated Articles, merger or otherwise) any shares of any class or series of stock having any rights, preferences or privileges senior to or on parity with the Series B Preferred with respect to dividends, distributions, or upon a Liquidation or Sale Event or with respect to voting power (other than (A) as to matters relating solely to such class of capital stock and other than by virtue of increased voting power commensurate with differences in original issuance price or (B) if pursuant to – and effective only upon the closing of – a Permitted Transaction).

                  (b)      The Corporation shall not approve or effect a Liquidation or a Sale Event without the prior written consent of a Series B Majority unless the Liquidation or Sale Event (i) is approved by a majority of the members of the Board and (ii) results in consideration per Series B Share to be paid at closing (i.e., excluding escrows, earn-outs or other contingent consideration) equal to at least one hundred and eighty percent (180%) of the Series B Original Price (any such Liquidation or Sale Event meeting the requirements of (i) and (ii) of this clause (b), a “Permitted Transaction”). The consideration received, if not cash, shall be valued in the manner set forth in the definitive agreement relating to the Liquidation or Sale Event, subject to the remainder of this Section 7(b). If the definitive agreement relating to the Liquidation or Sale Event provides for the shareholders of the Corporation to receive consideration that is composed all or in part of a specified number of marketable securities, the value of those securities for purposes of determining whether such transaction is a Permitted Transaction shall be established as of the execution date of the definitive agreement rather than at the closing date, and any decline in the trading price of such securities between the execution date of such definitive agreement and the closing date shall have no effect on whether such transaction is a “Permitted Transaction.” If the definitive agreement does not value such securities in dollar terms but specifies the number of securities to be distributed to the Corporation’s shareholders in or as a result of the transaction, then the consideration for purposes of the definition of “Permitted Transaction” shall be the Fair Market Value of such securities on the execution date of the definitive agreement. If the definitive agreement does not specify the number of such marketable securities to be received as consideration but instead specifies that the shareholders of the Corporation shall receive securities on the closing date with a then-current market value (pursuant to a method of valuation described in the definitive agreement) that would satisfy clause (ii), then the value of such securities on the closing date (as so valued) shall be the consideration for purposes of the definition of “Permitted Transaction.”

                   (c)      Without limiting the consent rights set forth in paragraphs (a) and (b) above, unless approved by a majority of the members of the Board, the Corporation shall not, and shall not permit any Subsidiary to, without the prior written consent of a Series B Majority:

(i) Amend or repeal any provision of the Restated Articles or the Bylaws of the Corporation;

(ii) Permit any Subsidiary to sell or issue any of its capital stock or any right to acquire any of its capital stock to any party other than the Corporation;

(iii) Change the number of directors constituting the Board;

                   (iv)      Increase the size of the pool of stock available for issuance under options to be granted to officers, directors, employees, consultants or others (other than pursuant to option plans and the stock purchase plan currently in effect);

(v) Make, or take any action that results in, any investment in or loan by the Corporation or any Subsidiary to any other Person in an amount greater than $5 million in the aggregate; or

(vi) Change the nature of the Corporation’s business.

                   (d)      The Series B Holders shall be deemed to have withheld their consent pursuant to Section 7(b) hereof with respect to any Sale Event that is not approved by a majority of the members of the Board. In the event that any Permitted Transaction requires the vote of the Series B Holders, they shall be deemed to have voted in favor of any such Permitted Transaction.

                   SECTION 8.     CONVERSION.

                    The Series B Holders shall have the following conversion rights:

                    (a)      Conversion at Holder’s Option. Any Series B Holder shall have the right, at its option, to convert any of its Series B Shares into Common Stock on the terms set forth herein at any time from and after the earliest to occur of:

                   (i)      The date as of which the Closing Bid Price of the Common Stock shall have been equal to or greater than one hundred and eighty percent (180%) of the Series B Conversion Price per share (as adjusted for any stock splits, stock dividends or recapitalizations) for at least ten (10) consecutive trading days;

                                (ii)      September 16, 2008; or

                                (iii)      Five business days prior to a Liquidation or the closing of a Sale Event.

                    (b)      Conversion at Corporation’s Option. The Corporation shall have the right, at its option, to cause all Series B Shares to be converted to Common Stock on the terms set forth herein at any time from and after the later to occur of (i) December 31, 2005 and (ii) the date as of which the Closing Bid Price of the Common Stock shall have been equal to or greater than two hundred fifty percent percent (250%) of the Series B Conversion Price per share (as adjusted for any stock splits, stock dividends or recapitalizations) for at least fifteen (15) consecutive trading days.

                     (c)      Number of Shares Receivable on Conversion.

                     (i)        Upon the conversion of any Series B Shares pursuant to paragraph (a) or paragraph (b) above, the holder of the share or shares to be converted shall be entitled to receive such number of fully paid and nonassessable whole Common Shares as is obtained by multiplying (i) the number of Series B Shares so to be converted by (ii) the Series B Original Price, and dividing the result by the Series B Conversion Price. For purposes hereof, the initial conversion price shall be $10.50, subject to adjustment as provided herein (such number, as so adjusted from time to time, the “Series B Conversion Price”).

                     (d)      Mechanics of Conversion.

                     (i)      Upon a conversion of Series B Preferred pursuant to paragraph (a) above, each converting holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number and series of Series B Shares being converted. Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of Common Shares to which such holder is entitled, together with a cash adjustment of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the Series B Shares to be converted, and the person or entity entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Common Shares on such date.

In the event that a notice to convert is given following a Notice pursuant to paragraph (f) of this Section 8 and such action described in paragraph (f) of this Section 8 is not consummated on the terms described in such notices, then the conversion shall, at the option of the holder of the Series B Preferred who tendered for conversion, be voidable and such holder shall have the right to maintain ownership of the Series B Shares tendered for conversion.

                     (ii)      Upon a conversion of the Series B Preferred pursuant to paragraph (b) above, the outstanding Series B Shares shall be converted automatically upon notice from the Corporation to the Registered Holders without any further action by such holders and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the Common Shares issuable upon such conversion unless the certificates evidencing such Series B Shares are either delivered to the Corporation or its transfer agent as provided below, or the holder thereof notifies the Corporation or its transfer agent that such certificates have been lost, stolen, mutilated or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such a conversion, the Series B Holders shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series B Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Common Shares into which the Series B Shares surrendered were convertible on the date on which such conversion took place.

                     (e)      Adjustment of Series B Conversion Price.

                     (i)      Except as otherwise provided herein, in the event the Corporation shall, at any time or from time to time after the Issuance Date, (A) issue any Common Shares as a stock dividend to the Common Holders, (B) subdivide the outstanding Common Shares into a greater number of shares, or (C) combine the outstanding Common Shares in a lesser number of shares (any such stock dividend, subdivision or combination being herein called a “Change of Shares”), then, and thereafter upon each further Change of Shares, the Series B Conversion Price in effect immediately prior to such Change of Shares shall be proportionately decreased in the case of a Change of Shares pursuant to clause (A) or (B), and shall be proportionately increased in the case of a Change of Shares pursuant to clause (C).

                     (ii)      Except as otherwise provided herein, in the event the Corporation shall, at any time or from time to time after the Issuance Date, sell or issue any Common Shares for a consideration per share less than the Series B Conversion Price in effect on the date of such sale or issuance (such sale or issuance being herein called a “Dilutive Issuance”), then, and thereafter upon each further such issuance, the Series B Conversion Price in effect immediately prior to such issuance, shall be changed in accordance with the provisions of paragraph (iii) of this Section 8(e).

                     (iii)      Whenever the Series B Conversion Price is to be adjusted as provided in Section 8(e)(ii) hereof, the Series B Conversion Price shall be changed to a price (rounded to the nearest cent) determined by multiplying the Series B Conversion Price in effect immediately prior to the Dilutive Issuance by a fraction, the numerator of which shall be the sum of (x) the number of Common Shares outstanding immediately prior to the such Dilutive Issuance and (y) the number of Common Shares which the aggregate consideration received (determined as provided in Section 8(e)(vi)(F)) for the Dilutive Issuance would purchase at the Series B Conversion Price in effect immediately prior to such Dilutive Issuance, and the denominator of which shall be the number of Common Shares outstanding immediately after the Dilutive Issuance. Such adjustment shall be made successively whenever a Dilutive Issuance is made.

                     (iv)      In case of any reclassification, capital reorganization or other change of outstanding Common Shares, or in case of any consolidation or merger of the Corporation with or into another entity (other than a Sale Event that results in the payments for the Series B Preferred as provided in Section 5 hereof), the Corporation shall cause effective provisions to be made so that each holder of a Series B Share shall be entitled to receive, upon conversion of such share thereof, the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance by a holder of the number of Common Shares into which such Series B Share was convertible immediately prior to such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8(e). The Corporation shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the successor (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing assets or other appropriate entity shall assume, by written instrument executed and delivered to the Registered Holders, the obligation to deliver to the Series B Holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive and the other obligations under the Restated Articles. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and other changes of outstanding Common Shares and to successive consolidations, mergers, sales or conveyances.

                     (v)      After each adjustment of the Series B Conversion Price pursuant to this Subsection 8(e), the Corporation will promptly prepare a certificate signed by the Chairman or President, and by the Chief Financial Officer or the Secretary or an Assistant Secretary, of the Corporation setting forth: (A) the Series B Conversion Price as so adjusted and (B) a brief statement of the facts accounting for such adjustment. The Corporation will promptly file such certificate with its transfer agent for the Series B Preferred (if it has one) and cause a brief summary thereof to be sent by ordinary first class mail to each Registered Holder affected by such adjustment at such Person’s last address as it shall appear on the registry books of the Corporation or its transfer agent, as applicable. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of such adjustment. The affidavit of an officer of the transfer agent or the Secretary or an Assistant Secretary of the Corporation that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein. A transfer agent may rely on the information in the certificate as true and correct and has no duty or obligation to independently verify the amounts or calculations set forth therein.

(vi) For purposes of Section 8(e)(iii) hereof, the following provisions (A) through (G) shall also be applicable:

                     (A)      The number of Common Shares deemed outstanding at any given time shall, as further provided in Section 8(e)(vi)(C) hereof, include all shares of capital stock convertible into, or exchangeable for, Common Stock (on an as converted basis) as well as all Common Shares issuable upon the exercise of (1) any convertible debt, (2) warrants outstanding on the applicable date, and (3) options outstanding on the applicable date.

                     (B)      No adjustment of the Series B Conversion Price shall be made unless such adjustment would require an increase or decrease of at least $.01 in such price; provided that any adjustments which by reason of this subparagraph (B) are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with adjustments so carried forward, shall require an increase or decrease of at least $.01 in the Series B Conversion Price then in effect hereunder.

                     (C)      In case of (1) the sale or other issuance by the Corporation (including as a component of a unit) of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or any securities convertible into or exchangeable for Common Stock (such securities convertible, exercisable or exchangeable into Common Stock being herein called “Convertible Securities”), or (2) the issuance by the Corporation, without the receipt by the Corporation of any consideration therefor, of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, whether or not such rights, warrants or options, or the right to convert or exchange such Convertible Securities, are immediately exercisable, and the consideration per share for which Common Stock is issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the minimum aggregate consideration, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, payable to the Corporation upon the exercise of such rights, warrants or options, plus the consideration received by the Corporation for the issuance or sale of such rights, warrants or options, plus, in the case of such Convertible Securities, the minimum aggregate amount, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of Common Shares issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities issuable upon the exercise of such rights, warrants or options) is less than the Series B Conversion Price as of the date of the issuance or sale of such rights, warrants or options, then such total maximum number of Common Shares issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (as of the date of the issuance or sale of such rights, warrants or options) shall be deemed to be “Common Stock” for the purposes of Section 8(e)(iii) hereof and shall be deemed to have been sold for an amount equal to such consideration per share and shall cause an adjustment to be made in accordance with Section 8(e)(iii) hereof.

                     (D)      In case of the sale by the Corporation of any Convertible Securities, whether or not the right of conversion or exchange thereunder is immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities (determined by dividing (1) the total amount of consideration received by the Corporation for the sale of such Convertible Securities, plus the minimum aggregate amount, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (2) the total maximum number, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of Common Shares issuable upon the conversion or exchange of such Convertible Securities) is less than the Series B Conversion Price as of the date of the sale of such Convertible Securities, then such total maximum number of Common Shares issuable upon the conversion or exchange of such Convertible Securities (as of the date of the sale of such Convertible Securities) shall be deemed to be “Common Stock” for purposes of Section 8(e)(iii) hereof and shall be deemed to have been sold for an amount equal to such consideration per share and shall cause an adjustment of the Series B Conversion Price to be made in accordance with Section 8(e)(iii) hereof.

                     (E)      In case the Corporation shall modify the rights of conversion, exchange or exercise of any of the securities referred to in paragraphs (C) and (D) above or any other securities of the Corporation convertible, exchangeable or exercisable for Common Shares, for any reason other than an event that would require adjustment to prevent dilution, so that the consideration per share received by the Corporation after such modification is less than the Series B Conversion Price as of the date prior to such modification, then such securities, to the extent not theretofore exercised, converted or exchanged, shall be deemed to have expired or terminated immediately prior to the date of such modification and the Corporation shall be deemed for purposes of calculating any adjustments pursuant to this Section 8(e) to have issued such new securities upon such new terms on the date of modification. Such adjustment shall become effective as of the date upon which such modification shall take effect. On the expiration or cancellation of any such right, warrant or option or the termination or cancellation of any such right to convert or exchange any such Convertible Securities, the Series B Conversion Price then in effect hereunder shall forthwith be readjusted to such conversion price as would have obtained (1) had the adjustments made upon the issuance or sale of such rights, warrants, options or Convertible Securities been made upon the basis of the issuance of only the number of Common Shares theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities and (2)

had adjustments been made on the basis of the Series B Conversion Price as adjusted under item (1) of this sentence for all transactions (which would have affected such adjusted conversion price) made after the issuance or sale of such rights, warrants, options or Convertible Securities.

                     (F)      In case of the sale of any Common Shares, any Convertible Securities, any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, the consideration received by the Corporation therefor shall be deemed to be the gross sales price therefor without deducting therefrom any expense paid or incurred by the Corporation or any underwriting discounts or commissions or concessions paid or allowed by the Corporation in connection therewith. In the event that any securities shall be issued in connection with any other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated among the securities, then each of such securities shall be deemed to have been issued for such consideration as the Board determines in good faith; provided, however, that if a Series B Majority disagrees with such determination, the Corporation shall retain, at its own expense, an independent investment banking firm for the purpose of obtaining an appraisal.

                     (G)      In case any event shall occur as to which the other provisions of this Section 8 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the conversion rights represented by this Section 8 in accordance with the essential intent and principles hereof then, in each such case, a Series B Majority may appoint a firm of independent public accountants of recognized national standing reasonably acceptable to the Corporation, which shall give their opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the conversion rights represented herein. Upon receipt of such opinion, the Corporation will promptly mail a copy thereof to all Registered Holders and shall make the adjustments described therein. The fees and expenses of such independent public accountants shall be borne by the Corporation.

                     (vii)      Notwithstanding any other provision hereof, no adjustment to the Series B Conversion Price will be made:

                     (A)      upon the issuance of common stock, granting of options or warrants or the exercise of options or warrants which may heretofore have been or hereafter be granted with the approval of the Board, or exercised, under any employee benefit plan of the Corporation to officers, directors or employees;

                     (B)      upon the issuance or sale of Common Stock or Convertible Securities pursuant to the exercise of any rights, options or warrants to receive, subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, whether or not such rights, warrants or options were outstanding on the date of the filing of this Amendment or were thereafter issued or sold, provided that an adjustment was either made or not required to be made in accordance with Sections 8(e)(ii) or 8(e)(vi) hereof in connection with the issuance or sale of such securities or any modification of the terms thereof;

                     (C)      upon the issuance of Common Stock or Convertible Securities as acquisition consideration in a bona fide acquisition approved by the Board (provided that the principal asset of the Person being acquired is not cash); or

(D) upon the issuance or sale of Common Stock in a public offering registered under the Securities Act.

                     (viii)      As used in this Subsection 8(e), the term “Common Stock” shall mean and include the Corporation’s Common Stock authorized on the date of filing of this Amendment and shall also include any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding up of the Corporation; provided, however, that the shares issuable upon conversion of the Series B Preferred shall include only shares of such class designated in the Restated Articles as Common Stock or (A), in the case of any reclassification, change, consolidation, merger, sale or conveyance of the character referred to in Section 8(e)(iv) hereof, the stock, securities or property provided for in such section or (B), in the case of any reclassification or change in the outstanding Common Shares issuable upon conversion of the Series B Preferred as a result of a subdivision or combination or consisting of a change in par value, or from par value to no par value, or from no par value to par value, such Common Shares as so reclassified or changed.

                     (f)        Prior Notice of Certain Events. In case:

(i) the Corporation shall declare any dividend or any other distribution in respect of any class or series of capital stock;

(ii) the Corporation shall authorize the granting to the Common Holders of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

                     (iii)      of any reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value);

                     (iv)      of any consolidation or merger (including, without limitation, a Sale Event) to which the Corporation is a party and for which approval of any shareholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

(v) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be mailed to the Registered Holders, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least 30 days prior to the applicable record date hereinafter specified, a notice (the “Notice”) stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the Common Holders of record to be entitled to such dividend, distribution, rights or warrants are to be determined and a description of the cash, securities or other property to be received by such holders upon such dividend, distribution or granting of rights or warrants or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, the date as of which it is expected that Common Holders of record shall be entitled to exchange their Common Shares for securities or other property deliverable upon such exchange, dissolution, liquidation or winding up and the consideration, including securities or other property, to be received by such holders upon such exchange; provided, however, that no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

                     (g)      Fractional Shares. No fractional shares or scrip representing fractional Common Shares shall be issued upon conversion of Series B Preferred. In lieu of any fractional share or scrip to which the holder would otherwise be entitled (after aggregating all of the Series B Shares to be converted on such date), the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Series B Conversion Price as of the close of business on the day of conversion.

                     (h)      Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Series B Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series B Shares. The Corporation shall use its best efforts from time to time, in accordance with the laws of the State of Georgia, to increase the authorized number of Common Shares if at any time the number of shares of authorized, unissued and unreserved Common Stock shall not be sufficient to permit the conversion of all the then-outstanding Series B Shares.

                     (i)      Notices. Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, or delivered by hand against written receipt therefore, addressed to: the Corporation at 3150 Holcomb Bridge Road, Suite 200, Norcross, GA 30071, Attn: Chief Financial Officer and to a Registered Holder at such holder’s address as appearing on the books of the Corporation. Notices shall be deemed to have been given or delivered on the date of mailing, except notices of change of address, which shall be deemed to have been given or delivered when received.

                     (j)      Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issuance or delivery of Common Shares upon conversion of Series B Shares.

                     SECTION 9.     NO AMENDMENT OR IMPAIRMENT.

                     The Corporation shall not amend the Restated Articles (including, for avoidance of doubt, this Amendment), except in accordance with the provisions of Section 7 hereof, or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the Series B Holders against impairment; provided that the Corporation may obtain and rely on the approval of a Series B Majority as conclusively establishing the good faith and validity of any matter.

                     SECTION 10.     NO REISSUANCE OF SERIES B PREFERRED.

                     No Series B Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

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